Exhibit 99.2

bioAffinity Technologies, Inc.

Announces Closing of $7.8 million

Initial Public Offering

San Antonio, TX – September 6, 2022 – bioAffinity Technologies, Inc. (“bioAffinity” or the “Company”) (NASDAQ: BIAF, BIAFW), a cancer diagnostics company that develops noninvasive, early-stage diagnostics to detect cancer and diseases of the lung, and is researching targeted therapies to treat cancer, announced today it has completed its previously announced initial public offering (“IPO”) of 1,282,600 units, each consisting of one share of common stock, one tradeable warrant to purchase one share of common stock at an exercise price of $7.35 per share, and one non-tradeable warrant to purchase one share of common stock at an exercise price of $7.656 per share, for aggregate gross proceeds of approximately $7.8 million, prior to deducting underwriting discounts, commissions, and other offering expenses. In addition, bioAffinity has granted the underwriters a 45-day option to purchase up to 192,390 shares of common stock, and/or 192,390 tradeable warrants, and/or 192,390 non-tradeable warrants, or any combination of additional shares of common stock and warrants representing, in the aggregate, up to 15% of the number of the units sold in this offering to cover over-allotments in this offering.

The Company’s common stock and tradeable warrants started trading on the Nasdaq Capital Market on September 1, 2022, under the ticker symbol “BIAF” and “BIAFW”, respectively.

WallachBeth Capital, LLC and Craft Capital Management, LLC are co-managers and co-book running managers for the offering.

The Company intends to use the proceeds from the offering to expand existing operations and the commercialization of CyPath® Lung. Proceeds may also be used in the Company’s pursuit of regulatory approvals and research and development of additional diagnostics, cancer therapeutics, and for working capital and general corporate purposes.

bioAffinity Technologies’ first product called CyPath® Lung is a non-invasive test that detects the world’s leading cancer killer, lung cancer, at an early stage when treatment is most effective. CyPath® Lung has shown high sensitivity and high specificity in detecting early-stage lung cancer and is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Services in San Antonio, Texas.

bioAffinity Technologies Chief Executive Officer Maria Zannes said, “We are pleased to have concluded the IPO process and are excited about opportunities that this funding and a presence on NASDAQ will bring. bioAffinity has the utmost confidence in the success of its business, The hard-working scientists and other professionals at bioAffinity are committed to bringing to market products that give people longer, healthier lives by the early detection of cancer and other lung diseases and advancing therapeutic discoveries that treat cancer at the cellular level.”

A registration statement on Form S-1, as amended (File No. 333- 264463) was filed with the Securities and Exchange Commission (“SEC”) and was declared effective on August 29, 2022. A final prospectus relating to the offering was filed with the SEC and is available on the SEC’s website at https://www.sec.gov. Electronic copies of the final prospectus relating to this offering may be obtained from WallachBeth Capital, LLC, Attention: Capital Markets, 185 Hudson Street, Jersey City, NJ 07311, by telephone at 646-998-7608, or by email at cap-mkts@wallachbeth.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CyPath® Lung

CyPath® Lung is a noninvasive test for the early detection of lung cancer which uses flow cytometry to count and characterize cells in a person’s sputum, or phlegm. The test’s automated analysis of the flow cytometry data detects cell populations that indicate cancer is present. CyPath® Lung has the potential to increase overall diagnostic accuracy of lung cancer diagnosis leading to increased survival while lowering the number of unnecessary invasive procedures, reducing patient anxiety, and lowering medical costs. CyPath® Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Services.

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. (NASDAQ: BIAF, BIAFW) addresses the need for noninvasive diagnosis of early-stage cancer and diseases of the lung, and targeted cancer treatment. The Company’s first product, CyPath® Lung, is a non-invasive test that has shown high sensitivity and specificity for the detection of early-stage lung cancer. CyPath® Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Services. OncoSelect® Therapeutics, LLC, a subsidiary of bioAffinity Technologies, is advancing its discoveries shown in vitro to kill cancer cells without harm to normal cells. Research and optimization of the Company’s platform technologies are conducted in its laboratories at The University of Texas at San Antonio.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the anticipated use of proceeds from the Company’s offering of common shares. Forward-looking statements can be identified by words such as “believes,” “expects,” “estimates,” “intends,” “may,” “plans,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. Readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contacts:

Company Contact:

Maria Zannes, President & Chief Executive Officer

mz@bioaffinitytech.com

Investor Relations Contact:

Tiberend Strategic Advisors, Inc.

Jonathan Nugent

jnugent@tiberend.com

or

David Irish

dirish@tiberend.com

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